                           ASSET PURCHASE AGREEMENT

                                  dated as of

                                April 30, 1997

                                by and between

                         Datamax of Connecticut, Inc.

                                      and

                          VY Inc., formerly known as
                                 Datamax, Inc.

                               TABLE OF CONTENTS
                               -----------------

ARTICLE I  DEFINITIONS...................................................   1
 Section 1.01.  Definitions..............................................   1
ARTICLE II  PURCHASE AND SALE............................................   2
 2.01.  Purchase and Sale................................................   2
 2.02.  Excluded Assets..................................................   4
 2.03.  Assumption of Liabilities........................................   4
 2.04.  Excluded Liabilities.............................................   4
 2.05.  Assignment of Contracts and Rights...............................   5
 2.06.  Purchase Price: Allocation of Purchase Price.....................   6
 2.07.  Closing..........................................................   6
 2.08.  Purchase Price Adjustment........................................   7
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER....................   7
 3.01.  Corporate Existence and Power....................................   7
 3.02.  Corporate Authorization..........................................   7
 3.03.  Governmental Authorization.......................................   8
 3.04.  Non-Contravention................................................   8
 3.05.  Required and Other Consents......................................   8
 3.06.  Financial Statements.............................................   8
 3.07.  Absence of Certain Changes.......................................   8
 3.08.  Properties.......................................................   9
 3.09.  Sufficiency of Purchased Assets..................................  11
 3.10.  Title to Purchased Assets........................................  11
 3.11.  No Undisclosed Material Liabilities..............................  11
 3.12.  Limitation.......................................................  11
 3.13.  Material Contracts...............................................  11
 3.14.  Licenses and Permits.............................................  11
 3.15.  Insurance Coverage...............................................  11
 3.16.  Compliance with Laws.............................................  12
 3.17.  Inventories......................................................  12
 3.18.  Receivables......................................................  12
 3.19.  Proprietary Rights...............................................  12
 3.20.  Employees........................................................  14
 3.21.  Products.........................................................  14
 3.22.  Reserved.........................................................  14
 3.23.  Other Information................................................  14
 3.24.  Reserved.........................................................  14
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER......................  15
 4.01.  Organization and Existence.......................................  15
 4.02.  Corporate Authorization..........................................  15
 4.03.  Broker's Fees....................................................  15
 4.04.  Non-Contravention................................................  15
ARTICLE V  COVENANTS OF SELLER...........................................  15
 5.01.  Notices of Certain Events........................................  15

 5.02.  Noncompetition...................................................  16
 5.03.  Confidentiality..................................................  16
 5.04   Trademarks; Tradenames...........................................  16
 5.05   No Transfer of the Shares........................................  16
ARTICLE VI RESERVED......................................................  16
ARTICLE VII  COVENANTS OF BOTH PARTIES...................................  16
 7.01.  Further Assurances...............................................  16
ARTICLE VIII TAX MATTERS.................................................  17
 8.01.  Tax Definitions..................................................  17
 8.02.  Tax Matters......................................................  17
 8.03.  Tax Cooperation; Allocation of Taxes.............................  17
ARTICLE IX EMPLOYEE BENEFITS.............................................  18
 9.01   Representations..................................................  18
 9.02.  Employees and Offers of Employment...............................  19
 9.03.  Seller's Employee Benefit Plans..................................  20
 9.04.  No Third Party Beneficiaries.....................................  20
ARTICLE X CONDITIONS TO CLOSING..........................................  21
 10.01. Conditions to the Obligations of Each Party......................  21
ARTICLE XI SURVIVAL; INDEMNIFICATION.....................................  21
 11.01. Survival.........................................................  21
 11.02. Indemnification..................................................  21
 11.03. Reserved.........................................................  22
 11.04. Procedures; No Waiver; Exclusivity...............................  22
ARTICLE XII RESERVED.....................................................  22
ARTICLE XIII MISCELLANEOUS...............................................  23
 13.01.  Notices.........................................................  23
 13.02.  Amendments; No Waivers..........................................  23
 13.03.  Expenses........................................................  24
 13.04.  Successors and Assigns..........................................  24
 13.05.  Governing Law...................................................  24
 13.06.  Counterparts; Effectiveness.....................................  24
 13.07.  Entire Agreement................................................  24
 13.08.  Bulk Sales Laws.................................................  24
 13.09.  Reserved........................................................  24
 13.10.  Captions........................................................  24


Exhibits
--------

Exhibit A     -    Forms of Ancillary Agreement
Exhibit B     -    Form of Assumption and Assignment Agreement
Exhibit B1    -    Form of Bill of Sale and General Assignment

Schedule 2.03      Assumed Liabilities
Schedule 2.06      Purchase Price Calculation

Schedule 2.08      Purchase Price Adjustment
Schedule 3.05(a)   Required Consents
Schedule 3.05(b)   Other Consents
Schedule 3.06      Financial Statements
Schedule 3.06(A)   Working Capital
Schedule 3.06(B)   Financial Projections
Schedule 3.08(a)   Real Property
Schedule 3.08(b)   Personal Property
Schedule 3.11      Liabilities
Schedule 3.12      Litigation
Schedule 3.13      Contracts
Schedule 3.14      Licenses and Permits
Schedule 3.15      Insurance
Schedule 3.18      Receivables
Schedule 3.19      Intellectual Property
Schedule 3.20      Employees
Schedule 9.01      Employee Benefits

                                                                     Exhibit 2.4


                           ASSET PURCHASE AGREEMENT


     AGREEMENT dated as of April 30 1997, by and between Datamax of Connecticut, Inc., a Delaware corporation ("Buyer"), and VY, Inc., formerly known as Datamax, Inc., a Connecticut corporation, ("Seller").

                                  WITNESSETH:

     WHEREAS, Seller conducts a business (the "Business") that provides, among other things, network consulting, information technology service, P.C. support, systems integration, and the resale of hardware, software, and networking products.

     WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.01.  Definitions. (a) The following terms, as used herein, have
                    -----------
the following meanings:

     "Affiliate" means with respect to any Person, any Person directly or
      ---------
indirectly controlling, controlled by, or under common control with such other Person.

     "Ancilliary Agreements" means the Stockholders' Agreement dated as of April
      ---------------------
__, 1997, by and among Antares Networks, Inc., a Delaware corporation ("Antares"), Vincent Yenko, an individual ("Yenko"), Seller, COW, Inc., a Connecticut corporation ("COW') and the other stockholders of Antares signatories thereto, as the same may be amended, modified or supplemented from time to time (the "Stockholders' Agreement"), the Consulting Agreement dated as of April 1997 by and between Buyer and COW, as the same may be amended, modified or supplemented from time to time (the "Consulting Agreement") and the Non-Competition Agreement dated as of April 1997 by and among Yenko, Buyer, Antares. COW and Seller, as the same may be amended, modified or supplemented from time to time (the "Non-Compete Agreement").

     "Balance Sheet" means the balance sheet of the Seller as of December 1,
      -------------
1996, found in the Financial Statements of the Seller and set forth in Schedule
                                                                       --------
3.06.
----

     "Balance Sheet Date" means December 31, 1996.
      ------------------

     "Closing Date" means the date of the Closing.
      ------------

     "Lien" means, with respect to any asset, any mortgage, lien, pledge,
      ----
charge, security interest or encumbrance of any kind in respect of such asset.

     "Material Adverse Change" means a material adverse change in the business,
      -----------------------
assets, condition (financial or otherwise), results of operations or prospects of the Business taken as a whole.

     "Material Adverse Effect" means a material adverse effect on the business,
      -----------------------
assets, condition (financial or otherwise), results of operations or prospects of the Business taken as a whole.

     "Person" means an individual, corporation, partnership, association, trust
      ------
or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof

     "Proprietary Rights" means all (A) patents, patent applications, patent
      ------------------
disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations,
(B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and telephone and telefax numbers,
(G) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

     "Seller's Proprietary Rights" means all Proprietary Rights relating to the
      ---------------------------
Business that are owned by Seller or an Affiliate, or that are used in the operation of the Business or necessary for the operation of the Business


                                  ARTICLE II

                               PURCHASE AND SALE

     2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of
            -----------------
this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by Seller or any Affiliate of Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and Financial Statements and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the "Purchased Assets"), and including, without limitation, all right, title and interest of Seller and its Affiliates in, to and under such of the foregoing as are more specifically described below:

          (i) all real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures, and improvements erected thereon, including without limitation the items listed on Schedule 3.08(a);
        ----------------

          (ii) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property, including without limitation the items listed on
     Schedule 3.08(b);
     ----------------

          (iii) all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated, including, without limitation, those set forth in the Financial Statements.

          (iv) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Schedule 3.13 (collectively, the
                                            -------------
     "Contracts");
     ----------

          (v) all accounts, notes and other receivables including, without limitation, those set forth on Schedule 3.18.
                                    -------------

          (vi) all prepaid expenses and deposits including without limitation ad valorem taxes, leases and rentals;

          (vii) all petty cash located at operating facilities of the Business ("Petty Cash");

          (viii) all of Seller's rights, claims, credits, causes of action or rights of setoff against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

          (ix) all Proprietary Rights owned or licensed, or used in the Business, by Seller or its Affiliates, including without limitation the items listed on Schedule 3.19;
                     --------------

          (x) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 3.14;
                                                      -------------

          (xi) all books, records, files and papers, whether in hard copy or computer format, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and any information relating to Tax imposed on the Purchased Assets;

          (xii) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business; and

          (xiii) all bank accounts, deposits (cleared or uncleared) as of May 1, 1997, of the Business.

     2.02.  Excluded Assets.  Buyer expressly understands and agrees that the
            ---------------
loan to the Seller from Yenko in the principal amount of Fifty Thousand Dollars ($50,000) shall be excluded from the Purchased Assets (the "Excluded Assets").

     2.03.  Assumption of Liabilities.  Upon the terms and subject to the
            -------------------------
conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume the following liabilities (the "Assumed Liabilities"):

     (i)    liabilities accrued on the Financial Statements;

     (ii) liabilities incurred in the ordinary course of Business since the Closing Date.

     (iii) liabilities and obligations of Seller arising under the Contracts (other than liabilities or obligations attributable to any failure by Seller to comply with the terms thereof); and

     (iv) all claims or expenses of Seller in respect of products sold or services rendered by the Business through the Closing Date, but only to the extent of the reserve therefor shown in the Financial Statements for Block Time and Service Contracts.

     2.04.  Excluded Liabilities.  Notwithstanding any provision in this
            --------------------
Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliate (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the foregoing, none of the
        --------------------
following shall be Assumed Liabilities for the purposes of this Agreement:

     (i) any obligation or liability for Tax arising from or with respect to the Purchased Assets or the operation of the Business which is incurred in or attributable to any Pre-Closing or Closing Actions;

     (ii) except to the extent provided in Article IX, any liabilities or obligations relating to employee benefits or compensation arrangements existing as of the end of the day on the day preceding the Closing Date, including, without limitation, any liabilities or obligations under any of Seller's employee benefit agreements, plans or other arrangements listed in Schedule 9.01;
                                 -------------

     (iii)  any liability or obligation relating to an Excluded Asset;

     (iv) any liability or obligation relating to the sales returns and allowances policies of Seller or its Affiliates with respect to products or services sold prior to the Closing Date, except to the extent of any accrual therefor in the Financial Statements in the Block Time and Service Contract descriptions.

     (v) any liability or obligation for death, personal injury or property damage (whether based on negligence, breach of warranty, strict liability or any other theory) caused by or arising out of or resulting from, directly or indirectly, the sale by Seller or its Affiliates of any products or services prior to the Closing Date; and

     (vi) any claims for refunds based on any warranty, express or implied, for products or services sold prior to the Closing Date in excess of reserves provided therefor in the Financial Statements in the Block Time and Service Contract descriptions.

     2.05.  Assignment of Contracts and Rights.  Anything in this Agreement to
            ----------------------------------
the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder Seller and Buyer will use their best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment there would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets, to the extent not otherwise adjusted pursuant to
Section 2.08.

     2.06. Purchase Price: Allocation of Purchase Price. (a) The purchase price
           --------------------------------------------
for the Purchased Assets and the Ancillary Agreements (the "Purchase Price") is $300,000 to be paid with (a) 3,000 shares of common stock, par value one cent ($.01) per share, of Antares (the "Shares"), which shares are held by Buyer and will, upon the consummation of the transactions contemplated hereby, be transferred to each of the Seller, COW and Yenko in the amounts set forth in
Schedule 2.06; and (b) the assumption of the negative Closing Working Capital in
--------------
the amount of $16,987 set forth in Schedule 3.06A.  Schedule 2.06 sets forth the
                                   --------------   -------------
calculation of the Purchase Price.

     (b) The Seller and Buyer agree to report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the preparation of financial statements and filing of all tax returns (including, without limitation, filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto.

     2.07. Closing.  The closing (the "Closing") of the purchase and sale of
           -------
the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the office of Donna Castronovo, 1081 East Putnam Avenue, Riverside, CT 06878.

     (a) Buyer shall deliver to Seller the Shares, which Shares shall bear the following legend:

               "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). The transfer of the securities represented by this certificate (including, without limitation, through the exercise of a pledge) is subject to the conditions and restrictions specified in the Stockholders' Agreement dated as of April , 1997, among the issuer (the "Company") and certain investors, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions will be furnished by the Company to the holder hereof upon written request and without charge. In addition, such securities may not be sold or transferred except in compliance with the Act."

     (b) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B, and Seller shall deliver to Buyer such full warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective
                     --------------------
counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

     (c)  Seller and Buyer shall enter into the Ancillary Agreements.

     2.08.  Purchase Price Adjustment.
            -------------------------

     (a) General.  As an adjustment to the Purchase Price, each of Seller, Yenko
         -------
and COW, jointly and severally, agrees to pay Buyer the amount, if any, by which Closing Working Capital is less than Realized Closing Working Capital.

     (b) Definitions.  The terms, as used herein, have the following meanings:
         -----------

     Closing Working Capital means $16,987 Dollars ($_______) as set forth in Schedule 3.06(A).
         ----------------

     "Realized Closing Working Capital" means ($16,987), as set forth in Schedule 3.06A.
   --------------

     If Seller's Realized Closing Working Capital as of the close of business on the last day of its fiscal year of 1997, is below $16,987, any amount below $16,987 shall be (i) first, deducted from any future profit sharing to be paid to COW pursuant to paragraph 3.B of the Consulting Agreement and (ii) thereafter, as set forth in Section 11.02 of this Agreement (the "Purchase Price Adjustment").

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

                                   OF SELLER

     Seller hereby represents and warrants to Buyer that:

     3.01.  Corporate Existence and Power.  Seller is a corporation duly
            -----------------------------
incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of Seller as currently in effect.

     3.02.  Corporate Authorization.  The execution, delivery and performance by
            -----------------------
Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Seller.

     3.03.  Governmental Authorization.  The execution delivery and performance
            --------------------------
by Seller of this Agreement and each of the Ancillary Agreements do not require any action by or in respect of, or filing with, any governmental body, agency, official or authority.

     3.04.  Non-Contravention.  The execution, delivery and performance by
            -----------------
Seller of this Agreement and each of the Ancillary Agreements do not and shall not (i) contravene or conflict with the corporate charter or bylaws of Seller,
(ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment,, injunction, order or decree binding upon or applicable to Seller or the Business; (iii) assuming the receipt of all Required and Other Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound, or any Permit or (iv) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

     3.05.  Required and Other Consents.  (a) Schedule 3.05(a) sets forth each
            ---------------------------       ----------------
agreement. contract or other instrument binding upon Seller or any Permit requiring a consent as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent").
                                           ----------------

     (b)    Schedule 3.05(b) sets forth every other consent (each such consent,
            ----------------
an "Other Consent") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     3.06.  Financial Statements.  The Seller has previously furnished Buyer
            --------------------
with a true . and complete copy of (i) the tax returns, balance sheets, and the statements of operations of the Seller for the fiscal years then ended December 31, 1996 and 1995; and (ii) the Accounts Receivable, Accounts Payable, Invoice Register, Outstanding Block-Time and Service Contract Orders, and Property and Equipment List and estimated May 1, 1997 Balance Sheet of the Seller for the interim periods ended April 1997; and (iii) the calculation of Closing Working Capital (as set forth on Schedule 3.06(A) (collectively, the "Financial
                         ----------------                     ---------
Statements "which are attached hereto as Schedule 3.06). The Financial
----------                               -------------
Statements fairly presents in all material respects the financial position of the Seller for the periods therein set forth. Schedule 3.06(B) contains the
                                               ----------------
Financial Projections developed and agreed to by the Buyer and Seller.

     3.07.  Absence of Certain Changes.  Since the Balance Sheet Date, Seller
            --------------------------
has conducted the Business in the ordinary course consistent with past practices, and there has not been:

     (a)    Any Material Adverse Change;

     (b) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

     (c) any creation or other incurrence of any Lien on any Purchased Asset other than in the ordinary course of business consistent with past practices;

     (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

     (e) any transaction, contract, agreement or other instrument entered into, or commitment made, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

     (f) any change in any method of accounting or accounting practice by Seller with respect to the Business;

     (g) any (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to employees of the Business; or except as set forth in Schedule 3.20; or
                                 -------------

     (h) any commitment for a capital expenditure additions or improvements to property, plant and equipment.

     3.08.  Properties.  (a) Seller owns, leases or subleases all real property
            ----------
used in the Business.  Schedule 3.08(a) describes all real property used in the
                       ----------------
Business included in the Purchased Assets (the "Real Property"), any title insurance policies and surveys with respect thereto, and any Liens thereon, specifying in the case of leases or subleases. the name of the lessor or sublessor, the lease term and basic annual rent.

     (b)    Schedule 3.08(b) describes all personal property used in the
            ----------------
Business included in the Purchased Assets, including but not limited to machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, and any Liens thereon, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

     (c)(i) The Seller has good and marketable, indefeasible, fee simple title to, or in the case of leased Real Property has valid leasehold interests in, all Purchased Assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet, Financial Statements or acquired after the Balance Sheet Date.

     (ii) The Real Property includes all real property, and only such real property, as is used or held for use in connection with the conduct of the business and operations of the Business as heretofore conducted.

     (iii) All leases of Real Property or personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease of real property or personal property any material default or any event that, with notice or lapse of time or both, would constitute a material default.

     (iv) The plants, buildings, structures and equipment included in the Purchased Assets have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are suitable for their present uses and, in the case of plants, buildings and other structures (including without limitation, the roofs thereof), are structurally sound.

     (v) The plants, buildings and structures included in the Purchased Assets currently have access to (A) public roads or valid easements over private streets or private property for such ingress to an egress from all such plants, buildings and structures and (B) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Business.

     (vi) None of the material structures on the Real Property encroaches upon real property of another person, and no structure of any other Person substantially encroaches upon any Real Property.

     (d) No Purchased Asset is subject to any Lien, except Liens disclosed in the Financial Statements.

     (e) No violation of any law, regulation or ordinance (including, without limitation, laws, regulations or ordinances relating to zoning, environmental, city planning or similar matters) relating to the Business or any Purchased Asset currently exists or has existed at any time since March 15, 199'). except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no developments affecting any of the Purchased Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value of such Purchased Assets, materially interfere with any present or intended use of any such Purchased Assets or materially adversely affect the marketability of such Purchased Assets.

     3.09.  Sufficiency of Purchased Assets.  The Purchased Assets and the
            -------------------------------
Excluded Assets together constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business.

     3.10.  Title to Purchased Assets.  Upon consummation of the transactions
            -------------------------
contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

     3.11.  No Undisclosed Material Liabilities.  Except as set forth in
            -----------------------------------
Schedule 3.1 1. there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

     3.12.  Limitation.  Except as set forth in Section 3.12, there is no
            ----------                          ------------
action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller, threatened against or affecting, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency, official or authority or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     3.13.  Material Contracts. (a) All the Seller's Contracts are disclosed in
            ------------------
Schedule 3.13.
-------------

     (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

     3.14.  Licenses and Permits.  Schedule 3.14 correctly described each
            --------------------   -------------
license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business, together with the name of the government agency or entity issuing such license or permit (the "Permits"). Except as set forth on
                                           ----------
the Schedule 3.14, such Permits are valid and in full force and effect and,
    -------------
assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents and Other Consents have been obtained prior to the Closing Date, have all of the right. title and interest in all the Permits.

     3.15.  Insurance Coverage.  Seller has furnished to Buyer a list of, and
            ------------------
true and complete copies of, all insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since March 15, 1993 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to the Business.

     3.16.  Compliance with Laws.  Seller is not in violation of, has not since
            --------------------
March 15, 1993 violated, and to Seller's knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or governmental authority, domestic or foreign, applicable to the Purchased Assets or the conduct of the Business.

     3.17.  Inventories.  The inventories set forth in the Financial Statements
            -----------
were properly stated therein at the lesser of cost or fair market value determined in accordance with generally accepted accounting principles consistently maintained and applied by Seller. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. All such inventory is owned free and clear of all Liens. All of the inventory recorded in the Financial Statements consists of, and all inventory related to the Business on the Closing Date will consist of, items usable or salable in the normal course of Business consistent with past practices and are and will be in a quantity sufficient for the normal operation of the Business in accordance with past practice.

     3.18.  Receivables.  All accounts, notes receivable and other receivables
            -----------
set forth in Schedule 3.18 and reflected in the Financial Statements are, and
             -------------
all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid, genuine and fully collectible in the aggregate amount thereof, subject to normal and customary trade discounts, less any reserves for doubtful accounts recorded in the Financial Statements or specifically described as uncollectible, doubtful, disputed or barter. All accounts, notes receivable and other receivables arising out of or relating to the Business have been included in the Financial Statements, and all accounts, notes receivable and other receivables arising out of or relating to the Business at the Closing Date will be included in the Financial Statements, in accordance with generally accepted accounting principles applies on a consistent basis.

     3.19.  Proprietary Rights.
            ------------------

     (a)    Schedule 3.19 contains a list of all of the following that are
            -------------
included in Seller's Proprietary Rights: (i) patents and patent applications;
(ii) trademarks, tradenames and service marks and registrations thereof and applications therefor; and (iii) registered copyrights and applications for copyright registration; as well as licenses relating to any of the foregoing.
Schedule 3.19 identifies the owner of each item listed thereon and, in the case
-------------
of registrations and applications, the application or registration number and date.

     (b) Seller owns or has the right to use all of Seller's Proprietary Rights. Upon execution and delivery by Seller to Buyer of the instruments of conveyance contemplated by this Agreement, each item of Seller's Proprietary Rights will be owned or available for use by Buyer on identical terms and conditions immediately following the Closing, except as otherwise indicated on
Schedule 3.19. Seller has taken reasonable measures to protect the proprietary
-------------
nature of Seller's Proprietary Rights and to maintain in confidence the trade secrets and confidential information that it owns or uses in the Business. To Seller's knowledge, no other Person or has any rights to any item of Seller's Proprietary Rights or has any rights to any of the Seller's Proprietary Rights, except that the items of Seller's Proprietary Rights identified on Schedule 3.19
                                                                   -------------
as licensed to Seller are owned by the respective owners identified on Schedule
                                                                       --------
3.19, and, to Seller's knowledge, no other Person is infringing, violating or
----
misappropriating any of Seller's Proprietary Rights, except as otherwise indicated on Schedule 3.19.
             -------------

     (c) Except as set forth in Schedule 3.19, to Seller's knowledge, none of
                                -------------
the activities or business presently conducted by the Business or conducted by the Business at any time since March 15, 1993 infringes or violates, or constitutes a misappropriation of, any Proprietary Rights of any other person or entity. Except as set forth in Schedule 3.19, neither Seller, any Asset Seller
                                -------------
nor any Foreign Company has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     (d) Except as set forth in Schedule 3.19, with respect to each item of
                                -------------
Seller's Proprietary Rights:

         (i) Seller possesses all right, title and interest in and to such item;

         (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

         (iii) Seller has not agreed, except in the ordinary course of business consistent with past practices in conjunction with product sales, to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

     (e) Schedule 3.19 identifies each item of Seller's Proprietary Rights used
         -------------
in the operation of the Business that is owned by a party other than Seller. All licenses or other agreements pursuant to which Seller uses such items are listed on Schedule 3.19. Except as set forth in Schedule 3.19, with respect to
          -------------                          -------------
each such item:

         (i) the license or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Seller, and, to Seller's knowledge, with respect to every other party thereto;

         (ii)   except as set forth in Schedule 3.19, each such license or other
                                       -------------
     agreement to which Seller is a party is assignable by Seller to Buyer without the consent or approval of or any payment to any party, and all such licenses and other agreements will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such license or other agreement;

          (iii)  except as set forth in Schedule 3.19, neither Seller, nor, to
                                                 ----
     Seller's knowledge, any other party is in breach or default under any such license or other agreement, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder;

          (iv) to Seller's knowledge, the underlying item of Seller's Proprietary Rights is not subject to any outstanding judgment. order, decree, stipulation or injunction; and

          (v) Seller has not agreed, except in the ordinary course of business consistent with past practices in conjunction with product sales, to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item.

     3.20.  Employees.  Schedule 3.20 sets forth a true and complete list of (a)
            ---------   -------------
the names, titles, annual salaries and other compensation of all employees of the Business and (b) the wage rates for non-salaried employees of the Business (by classification). None of such employees and no other key employee of the Business has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise.

     3.21.  Products.  Each of the products produced or sold by Seller in
            --------
connection with the Business (i) is, and at all times has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmation of fact made on the container or liable for such products or in connection with its sale. There is no design defect with respect to any of such products. and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use.

     3.22.  Reserved.
            --------

     3.23.  Other Information.  None of the documents or information delivered
            -----------------
to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including without limitation, the Financial Statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

     3.24.  Reserved.
            --------

                                  ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warranties to Seller that:

     4.01.  Organization and Existence.  Buyer is a corporation duly
            --------------------------
incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     4.02.  Corporate Authorization.  The execution, delivery and performance by
            -----------------------
Buyer of this Agreement, each of the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Seller is a party constitute valid and binding agreements of Buyer.

     4.03.  Broker's Fees'.  The Buyer has not (i) employed any broker, finder,
            --------------
or agent, (ii) incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or (iii) dealt with anyone purporting to act in the capacity of a finder or broker with respect thereof, whereby Seller may be responsible for or obligated to pay such a fee or commission.

     4.04.  Non-Contravention.  (i) The execution, delivery and performance by
            -----------------
Buyer of this Agreement and each of the Ancillary Agreements do not and will not contravene or conflict with the corporate charter or bylaws of Buyer and (ii) except as disclosed herein, there is no claim or assertion made against the Buyer by a governmental agency, instrumentality, court, board, federal, state or municipal authority which would inhibit or prohibit the Buyer from entering into this Agreement, Closing, and fulfilling all of the Buyer's obligations hereunder.

                                   ARTICLE V

                              COVENANTS OF SELLER

     Seller agrees that:

     5.01.  Notices of Certain Events.  Seller shall promptly notify Buyer of
            -------------------------

          (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

     5.02.  Noncompetition.  Seller covenants and agrees that it shall perform
            --------------
its obligations under the Non-Compete Agreement.

     5.03.  Confidentiality.  Seller will hold, and will use its best efforts to
            ---------------
cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer or the Business.

     5.04   Trademarks; Tradenames.  As soon as practicable after the Closing
            ----------------------
Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents.

     5.05   No Transfer of the Shares.  Seller covenants and agrees that is
            -------------------------
shall not transfer, pledge, sell, assign, hypothecate or in any other way encumber the Shares held by it, except as permitted in the Stockholders' Agreement.

                                  ARTICLE VI
                                   RESERVED

                                  ARTICLE VII

                           COVENANTS OF BOTH PARTIES

     The parties hereto agree that:

     7.01.  Further Assurances.  Seller hereby constitutes and appoints,
            ------------------
effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

                                  ARTICLE VIII

                                  TAX MATTERS

     8.01.  Tax Definitions.  The following terms, as used herein, have the
            ---------------
following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Post-Closing Tax Period" means any Tax period (or portion thereof) ending
      -----------------------
on or after the Closing Date.

     "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending
      ----------------------
on or before the close of business on the date preceding the Closing Date.

     "Tax" means any net income, alternative or add-on minimum tax, gross
      ---
income, gross receipts ` sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

     8.02.  Tax Matters.  Seller hereby represents and warrants to Buyer that:

     (a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the nonpayment of which would result in a Lien on any Purchased Asset. would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

     (b) Seller has established, in accordance with generally accepted accounting principles applied on a basis consistent with that of preceding periods, adequate reserves for the payment of. and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the nonpayment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

     8.03.  Tax Cooperation; Allocation of Taxes.  (a) Buyer and Seller agree to
            ------------------------------------
furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 8.03.

     (b) All real property taxes, personal property taxes and similar ad valorem
                                                                      -- -------
obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer as of
 -----------------------
the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period. Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 8.03(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 8;03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621 (a)(2) of the Code for each day until paid.

     (e) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

                                   ARTICLE IX

                               EMPLOYEE BENEFITS

     9.01  Representations.  Seller hereby represents and warrants to Buyer
           ---------------
that:

     (a)  Schedule 9.01 lists each employee benefit plan and each health
          -------------
insurance plan that covers any employee or former employee of the Business, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each such plan, Seller has provided the most recently filed Form 5500, if applicable, and an accurate summary description of such plan.

     (b) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether or not written) by Seller any employee benefit plan or health insurance plan relating to, or change in employee participation or coverage under, any employee benefit plan or health insurance plan that would increase materially the expense of maintaining such any employee benefit plan or health insurance plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

     (c) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Business that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

     (d) No tax under Section 4980B of the Code has been incurred in respect of any employee benefit plan or health insurance plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (e)  Except as set forth in Schedule 9.01 with respect to the employees and
                                -------------
former employees of the Company, there are no employee post-retirement medical or health plans in effect.

     (f) No employee of the Business will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

     (g) The Seller does not have, nor is it reasonably expected to have, any liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended.

     9.02.  Employees and Offers of Employment.
            ----------------------------------

     (a) On or prior to the Closing Date, Buyer shall offer employment to all employees of the Business listed on Schedule 3.20; provided, that Buyer may
                                    -------------- --------
terminate at any time after the Closing Date the employment of any employee who accepts such offer. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the "Transferred
                                                            -----------
Employees".  Seller will not take any action that would impede, hinder,
---------
interfere or otherwise compete with Buyer's effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

     (b) Seller shall use its best efforts to assist Buyer in securing an Employment Agreement from each of the individuals listed on Schedule 3.20.
                                                            -------------

     (c) Seller shall use its best efforts to assist Buyer in obtaining Non-Competition Agreements from each Transferred Employee.

     9.03.  Seller's Employee Benefit Plans'. (a) Accrued benefits or account
            --------------------------------
balances of Transferred Employees under any employee benefit plan or health insurance plan shall be fully vested as of the Closing Date.

     (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof, Seller shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any workers compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under any employee benefit plan or health insurance plan to the extent any such liability or obligation relates to the period prior to the Closing Date including, without limitation, liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, and any vacation plans, arrangements and policies.

     (c) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any employee benefit plan or health insurance plan on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, Seller shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by any employee benefit plan or health insurance plan, until such time, (if any) that, in the case of a Transferred Employee, such Person resumes fulltime employment with Buyer or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. With respect to any employee benefit plan or health insurance plan covering medical expenses and other costs relating to pregnancies and maternity leave, Seller shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and Buyer or one of its Affiliates shall be responsible for such employee benefit plan or health insurance plan covering such pregnancies and maternity leave for the period subsequent to the Closing Date.

     9.04.  No Third Party Beneficiaries.  No provision of this Article shall
            ----------------------------
create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article IX shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or health insurance plan or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                   ARTICLE X

                             CONDITIONS TO CLOSING

     10.01.  Conditions to the Obligations of Each Party.  The obligations of
             -------------------------------------------
Buyer and Seller to consummate the Closing are subject to each other party (i) executing and delivering each of the Ancillary Agreements to be entered into by it at Closing, in each case, substantially in the form attached as an exhibit to this Agreement; and (ii) receiving all other closing documents specified in
Section 2.07 of this Agreement.

                                  ARTICLE XI

                           SURVIVAL; INDEMNIFICATION

     11.01.  Survival.  The covenants, agreements, representations and
             --------
warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the third anniversary of the Closing Date or (i) in the case of Sections 5.03 and 5.05, indefinitely; and (ii) in the case of the covenants, agreements, representations and warranties contained in Articles VIII or IX, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 11.02 or
11.03 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     11.02.  Indemnification. (a) Seller hereby indemnifies Buyer and its
             ---------------
Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Loss") incurred or suffered by Buyer or any of its Affiliates arising out of:

          (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder and whether or, not discovered by Buyer prior to Closing); or

          (ii) the failure of Seller to assume full responsibility for any Excluded Liability or any obligation or liability of, the Business relating to the Excluded Assets;

provided, that Seller shall not be liable under Section 11.02(a)(i) unless the
--------
aggregate amount of Loss with respect to all matters referred to in this Section 11.02(a)(i) exceeds $2,500 and then only to the extent of such excess; provided,
                                                                       --------
further, Seller shall be responsible (without regard
-------
to the foregoing proviso) for all annual payments, dues or taxes owing to the State of Connecticut to put the Seller in good standing, in the State of Connecticut.

     (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Seller or any of its Affiliates arising, out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by the Buyer pursuant to this Agreement; provided that Buyer shall not be liable under this Section
                   --------
11.02(b) unless the aggregate amount of Loss with respect to all matters referred to in this Section 11.02(b) exceeds $2,500.

     11.03.  Reserved.
             ---------

     11.04.  Procedures; No Waiver; Exclusivity. (a) The party seeking
             ----------------------------------
indemnification under Section 11.02 or 11.03 (the "Indemnified Party") agrees to
                                                   -----------------
give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any
 ------------------
suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any such third party suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 11.02 or 11.03 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. Each person shall cooperate with each other person and upon request attend hearings and trials, assist in making settlement, securing and giving, evidence, obtaining the attendance of witnesses and in the conduct of suits.

     (b) No waiver of a closing condition by Buyer shall limit its rights under
Section 11.02.

     (c) After the Closing, Section 11.02 and 11.03 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.08, 5.02, 5.05 and 13.08) or other claim arising out of this Agreement or the transactions contemplated hereby.

                                  ARTICLE XII
                                   RESERVED

                                  ARTICLE XIII
                                 MISCELLANEOUS

     13.01.  Notices.  All notices, requests and other communications to either
             -------
party hereunder shall be in writing (including telex, telecopy or similar writing) and shall be given,

     if to Buyer, to:

          Datamax of Connecticut, Inc.
          70 West Red Oak Lane
          White Plains, NY 10604
          Telephone: 914-697-7678
          Telecopy:  914-697-7646

          with a copy to:

          Antares Networks, Inc.
          70 West Red Oak Lane
          White Plains, NY 10604
          Telephone:  914-697-7678
          Telecopy:   914-697-7646

     if to Seller, to:

          VY, Inc.
          200 Railroad Avenue
          Greenwich, CT 06830
          Telephone:  203-661-3691
          Telecopy:   203-661-4554

          with a copy to:

          Law Office of Donna Castronovo
          1081 East Putnam Avenue
          Riverside, CT 06878
          Telephone:  203-698-1122
          Telecopy:   203-637-8672

     13.02.  Amendments; No Waivers.  (a)Any provisions of this Agreement may be
             ----------------------
amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     13.03.  Expenses.  Except as otherwise provided herein, all costs and
             --------
expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     13.04.  Successors and Assigns.  The provisions of this Agreement shall be
             ----------------------
binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     13.05.  Governing Law.  This Agreement shall be construed in accordance
             -------------
with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

     13.06.  Counterparts; Effectiveness.  This Agreement may be signed in any
             ---------------------------
number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

     13.07.  Entire Agreement.  This Agreement and the Ancillary Agreements
             ----------------
constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement or the Ancillary Agreements nor any provision hereof or thereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     13.08.  Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by
             ---------------
Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller agrees to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

     13.09.  Reserved.
             ---------

     13.10.  Captions.  The captions herein are included for convenience of
             --------
reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      DATAMAX OF CONNECTICUT, INC.


                                      By:  /s/ Joseph Beninati
                                           ----------------------------
                                           Name:  Joseph Beninati
                                           Title: President


                                      VY, INC.


                                      By:  /s/ Vincent Yenko
                                           ----------------------------
                                           Name:  Vincent Yenko
                                           Title: President

Agreed and Accepted:


/s/ Vincent Yenko
------------------------
Vincent Yenko